EXHIBIT 99.2

NEWS RELEASE

California Micro Devices Contact: Greg Miller, Chief Financial Officer (408) 263-3214 gregm@calmicro.com

Silicon Valley Bank Contact: Meghan O’Leary Director of Public Relations 415.512.4263 moleary@svbank.com

California Micro Devices Extends Credit Facilities Agreement with Silicon Valley Bank

MILPITAS, Calif.—July 31, 2003—California Micro Devices (NASDAQ: CAMD) today announced that it has extended its credit facilities agreement with Silicon Valley Bank (NASDAQ: SIVB) for another year. As was the case with the original credit facilities agreement, initiated in June 2002, the extension provides the company with access to working capital and equipment financing, subject to the company complying with various covenants. The $3.7 million working capital facility and $3.5 million equipment financing facility are subject to a combined cap of $5.0 million. The equipment facility has been fully utilized by the company.

“Despite the protracted economic slowdown over the past year, California Micro Devices has maintained strong marketing momentum and achieved impressive growth,” said Tom Smith, senior vice president, Silicon Valley Bank. “We look forward to expanding upon our relationship with California Micro Devices in the year ahead as the economy continues its recovery.”

“Silicon Valley Bank continues to serve as our premier banking partner,” said Greg Miller, CFO for California Micro Devices. “We’re pleased we have their support and that our extended agreement contains more favorable terms than the original one.” Miller confirmed that, as of the end of June, California Micro Devices had an outstanding balance of $2.5 million on the term loan equipment facility and was in full compliance with bank covenants. He also noted that the company had no need to access its revolving working capital line of credit during the June quarter.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology and life sciences markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves more than 9,500 clients across the country through 27 regional offices. More information on the company can be found at: www.svb.com http://www.svb.com.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon sub-mounts for high-brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.